Exhibit 99.1

For Immediate Release

For more information please contact Michael R. Kallet, President & CEO, Oneida Savings, (315) 366-3701.

CEO and Founder of Dolphin Technology, Michael A. Miravalle
joins Oneida Financial Corp. Board of Directors.

Oneida, NY, February 1, 2006 - Oneida Financial Corp. (Nasdaq: ONFC), the parent company of Oneida Savings Bank, is proud to announce the addition of Michael A. Miravalle to its Board of Directors, effective February 1, 2006. Mr. Miravalle is the CEO and founder of Dolphin Technology and Dolphin Cybersciences, both located at the Griffiss Business and Technology Park in Rome, New York. The Oneida Financial Corp. Board of Directors was increased to eleven (11) members with the addition of Mr. Miravalle.

Mr. Miravalle brings a unique expertise to the Oneida Financial Corp. board, with thirty-nine years of experience in the intelligence, technology and cyber-security fields. Michael R. Kallet, CEO and President and Chief Executive Officer of Oneida Financial Corp. states, “In light of recent trends, Mr. Miravalle’s depth of knowledge in specific fields such as cyber crime, give us a great advantage in moving forward as a premier financial services company. He is also a long-time customer and supporter of Oneida Savings, which makes him a superb and logical choice for our Board.” Miravalle’s addition to the board of Oneida Financial Corp. will also support the Company’s plans to open a banking, insurance and financial center at the Griffiss Business and Technology Park in late-2006.

Mr. Miravalle has served both in the USAF, developing tactical intelligence operations, as well as a civilian serving the U.S. government as the Director of Command and Control, Communications, and Intelligence Systems Development and Integration Office for Pacific Air Forces. He has authored international security policies for the Office of the Secretary of Defense, the Joint Chiefs of Staff, and the Air Force. Since the terrorist attacks of September 11th, his companies have expanded into law enforcement and counterterrorism operations directly supporting the Department of Justice, the US Secret Service, the NY State Police, and local NY police departments including the NYPD counterterrorism and cyber crime units. Miravalle also served as the initial Chairman of the Board for the Griffiss Institute for Information Assurance, a non-for-profit consortium of industry and academia throughout New York State.

Miravalle will also serve on the board of Oneida Savings Bank as a director and he has been appointed a Trustee of Oneida Financial MHC, the mutual holding company of Oneida Financial Corp. Miravalle’s initial appointment to the board of directors of Oneida Financial Corp. will expire on the date of the Annual Meeting of Shareholders scheduled for April 25, 2006 at which time he will be presented for election to a three-year term. Mr. Miravalle lives in Oneida, NY with his wife Sandy, and their three sons.